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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2004

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29801 (Commission File No.)	94-3296648 (IRS Employer Identification No.)
3280 Bayshore Boulevard Brisbane, CA 94005 (Address of registrant's principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (415) 466-2200

Item 5. Other Events and Regulation FD Disclosure.

        On February 9, 2004, InterMune, Inc. announced that it proposes to offer a new issue of $150 million principal amount of convertible notes through a Rule 144A private placement offering to qualified institutional buyers, and intends to grant the initial purchasers of the notes an option to purchase an additional $20 million principal amount of the notes. A press release relating to the notes is attached hereto as Exhibit 99.1 to this report and is incorporated herein by reference.

        InterMune hereby updates its description of its Business as follows:

BUSINESS

Forward Looking Statements and Risk Factors

        This report contains certain information regarding our financial projections, plans and strategies that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks and uncertainty. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases.

        We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements which address our strategy and operating performance, and events or developments that we expect or anticipate will occur in the future, such as statements in the discussions about:

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  product and product candidate development;

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  governmental regulation and approval;

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  sufficiency of our cash resources;

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  future revenues, including those from product sales and collaborations, and future expenses;

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  pending securities and shareholder derivative class action litigation;

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  our research and development expenses and other expenses; and

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  our operational and legal risks.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the following:

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  regulatory, supply and competitive factors;

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  general economic conditions;

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  the uncertain, lengthy and expensive clinical development and regulatory process;

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  whether we will be able to obtain, maintain and enforce patent and other intellectual property rights;

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  changes in budget constraints;

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  reimbursement risks associated with third-party payors;

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  patient enrollment and retention in clinical trials;

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  changes in industry practices; and

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  one-time events.

        You should also consider carefully the statements under the heading "Risk Factors" below, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the report, including those discussed in this report under the heading "Risk Factors" below. Because of the factors referred to above, as well as the factors discussed in this report under the heading "Risk Factors" below, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. When used in the report, unless otherwise indicated, "InterMune," "we," "our" and "us" refers to InterMune, Inc.

Overview

        We are an independent biopharmaceutical company focused on developing and commercializing innovative therapies in pulmonology and hepatology. In 2003, we reorganized our business by curtailing investment in non-core areas and focusing our commercial and development efforts in pulmonology and hepatology. We have a stable revenue base provided primarily by our two core marketed products, advanced-stage clinical programs addressing a range of unmet medical needs with attractive potential commercial markets, and several strategic non-core assets that we believe provide the opportunity for value creation. In 2003, our total product revenues increased 38% to $154.1 million for the year ended December 31, 2003, from $112.0 million for the year ended December 31, 2002.

        Our two core marketed products are Actimmune (interferon gamma-1b), approved for the treatment of severe, malignant osteopetrosis and chronic granulomatous disease, or CGD, and Infergen® (consensus interferon alfacon-1), approved for the treatment of chronic hepatitis C virus, or HCV, infections.

        We have a late-stage development pipeline in the areas of pulmonology and hepatology. In pulmonology, we are developing two therapies for the treatment of idiopathic pulmonary fibrosis, or IPF. IPF is a fatal disease for which there is no FDA approved therapy. We believe that there are approximately 83,000 patients with IPF in the United States. We are developing what we believe to be the two most promising and most clinically advanced compounds for the treatment of IPF—Actimmune and pirfenidone. We initiated a pivotal Phase III clinical trial of Actimmune for the treatment of patients with IPF in December 2003. We have rights to develop and commercialize Actimmune for a broad range of diseases in the United States, Canada and Japan. We are collaborating with Boehringer Ingelheim International GmbH (BI International), which has similar rights in Europe and the rest of the world, to develop and commercialize interferon gamma-1b under the trade name Imukin. We expect to announce our plans regarding a clinical development program for pirfenidone in 2004.

        In hepatology, we are focused on expanding treatment options for patients suffering from HCV infections. We are developing once-daily Infergen in combination with ribavirin therapy for the treatment of patients suffering from chronic HCV infections who have failed to respond to the current standard of care, pegylated interferon-alpha 2 in combination with ribavirin therapy. These patients are referred to as hepatitis C nonresponders. We believe that there are approximately 150,000 hepatitis C nonresponders in the United States. In investigator-sponsored clinical trials in hepatitis C nonresponders, once-daily treatment with Infergen in combination with ribavirin therapy has shown an approximately three-to-four-times higher sustained virologic response rate, the most commonly used measure of treatment effectiveness, than the rate observed in nonresponders who have been treated with pegylated interferon-alpha 2 in combination with ribavirin therapy. We expect to initiate a Phase III trial of once-daily treatment with Infergen in combination with ribavirin therapy for hepatitis C nonresponders in the first half of 2004. In addition, we are developing once-daily Infergen in combination with Actimmune for the treatment of hepatitis C nonresponders. We expect to initiate a Phase II trial of this combination in the first half of 2004. We are also evaluating development options and business collaborations for a pegylated form of Infergen, PEG-Alfacon-1, for the treatment of chronic HCV infections. We completed our Phase I trial of PEG-Alfacon-1 for the treatment of chronic HCV infections in 2003.

        We also have strategic assets that do not fit within our core focus areas of pulmonology and hepatology. These assets are oritavancin, Amphotec and Actimmune for the treatment of ovarian cancer and non-Hodgkin's lymphoma. We believe that these strategic non-core assets provide the opportunity for value creation.

        The following chart shows the status of our development programs as of January 31, 2004:

Our Strategy

        We intend to use the anticipated revenues provided by the sales of our marketed products to fund an advanced-stage development pipeline. We also intend to capture value from our strategic non-core assets.

        The key elements of our strategy for achieving these objectives include:

        Focus our development efforts in the areas of pulmonology and hepatology.    InterMune formerly pursued development opportunities in the areas of pulmonology, hepatology, infectious disease and oncology. In order to effectively compete, manage our resources and sustain our business, we have narrowed our focus to development and commercial efforts in only two of these therapeutic areas—pulmonology and hepatology.

        Expand the number of indications for which the FDA approves Actimmune and Infergen as treatment, and obtain FDA approval for our other compounds in pulmonology and hepatology.    We plan to develop Actimmune, Infergen and pirfenidone for a number of diseases for which preclinical studies and clinical trials have shown evidence that they may be potentially effective treatments. Some of the diseases for which Actimmune may demonstrate therapeutic activity include IPF (as a monotherapy) and HCV infections (in combination with Infergen). We believe that pirfenidone may have potential as a treatment for IPF. We believe that daily Infergen in combination with ribavirin therapy may have potential to treat hepatitis C nonresponders. We believe that daily Infergen in combination with Actimmune may have potential to treat hepatitis C nonresponders. We believe that PEG-Alfacon-1 may have potential to compete with other pegylated interferon-alpha therapies in treating patients with chronic HCV infections.

        Partner or divest strategic non-core assets.    Consistent with our focused strategy on pulmonology and hepatology, we intend to capture value from our assets outside these core areas, and we are seeking partners for certain of these assets. In particular, we are looking for a partner to assume the future development investment in oritavancin and are in the process of divesting Amphotec. We are also evaluating Actimmune in ovarian cancer in an ongoing Phase III trial. We will make a decision as to the future of this program when we receive data from an interim analysis regarding progression free survival, which we anticipate receiving in the first half of 2005.

        Increase sales of marketed products.    Actimmune is approved by the FDA for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. We are continuing our marketing efforts in these small, but important, patient populations. In September 2003, we expanded our efforts to support Infergen for the treatment of hepatitis C nonresponders. In particular, we increased our sales force allocation to Infergen, increased our visibility at major medical meetings and sponsored several independent medical education symposia and seminars. We believe that the unmet need for effective treatments for hepatitis C nonresponders provides a significant opportunity for revenue growth.

        Establish appropriate co-promotional alliances.    One of InterMune's important organizational strengths is our commercial infrastructure. Our clinical specialists and medical science liaisons are dedicated to supporting Infergen for hepatitis C virus infections and educating the medical community on the early diagnosis of IPF. We believe that we can leverage our commercial organization and create an opportunity for revenue growth and expense reduction by establishing appropriate co-promotional arrangements in pulmonology and hepatology. We believe that our commercial expertise and resources for such co-promotional arrangements will provide us with significant opportunities to attract partners.

        Establish appropriate co-development alliances.    We are seeking development partners for certain pulmonology and hepatology programs in order to accelerate our development efforts, offset our expenses, mitigate our risk, maximize the value of our programs and create value for our stockholders.

        Invest in preclinical and applied research.    We have a preclinical and applied research group focused on the preclinical development of compounds in pulmonology and hepatology that we believe are 6 to 24 months from human testing. This group seeks to characterize mechanisms of action and biological, toxicology and pharmacology profiles of our product development candidates. Further, we expect that this group will explore additional formulations to enable us to continue the development of our marketed and late-stage products.

Marketed Products

        We have two marketed products—Actimmune and Infergen.

Actimmune (interferon gamma-1b)

        Actimmune is approved by the FDA for the treatment of two rare congenital disorders: chronic granulomatous disease and severe, malignant osteopetrosis.

        Chronic granulomatous disease.    CGD is a life-threatening congenital disorder that causes patients, mainly children, to be vulnerable to severe, recurrent bacterial and fungal infections. This results in frequent and prolonged hospitalizations and commonly results in death. In 1990, Actimmune was approved by the FDA for reducing the frequency and the severity of serious infections associated with CGD, and is the only FDA approved drug for this rare disease.

        Severe, malignant osteopetrosis.    Severe, malignant osteopetrosis is a life-threatening, congenital disorder that primarily affects children. This disease results in increased susceptibility to infection and an overgrowth of bony structures that may lead to blindness and/or deafness. Actimmune was approved by the FDA in February 2000 for delaying time to disease progression in patients with severe, malignant osteopetrosis, and is the only FDA approved drug for this rare disease.

        We have rights to develop and commercialize Actimmune for a broad range of diseases in the United States, Canada and Japan. We are collaborating with BI International, which has similar rights in Europe and the rest of the world, to develop and commercialize interferon gamma-1b under the trade name Imukin. See "License and Other Agreements."

Infergen® (interferon alfacon-1)

        Infergen was approved by the FDA in 1997 for the treatment of chronic HCV infections in adult patients, and is the only interferon-alpha approved for the treatment of chronic HCV infections with data in its label regarding the treatment of hepatitis C nonresponders.

        Chronic HCV infections.    Almost four million Americans have the antibody to the hepatitis C virus, indicating ongoing or previous infection with the virus. If left untreated, infection with HCV can lead to liver fibrosis, cirrhosis and hepatocellular carcinoma. HCV infections are the second leading cause of liver cirrhosis and the leading indication for liver transplantation in the United States. As a result of persistent infection and progressive liver damage, an estimated 8,000 deaths are attributable to chronic HCV infections in the United States annually.

        We have the exclusive rights to develop and market Infergen in the United States and Canada. See "License and Other Agreements."

Development Programs

PULMONOLOGY

        InterMune is developing two compounds for the treatment of IPF—Actimmune and pirfenidone.

        Idiopathic pulmonary fibrosis.    IPF is a disease characterized by progressive scarring, or fibrosis, of the lungs, which leads to their deterioration and destruction. The cause of IPF is unknown, and currently there is no FDA approved treatment. The prognosis is poor for patients with IPF, which occurs primarily in persons 40 to 70 years old. Based on the published literature, median survival time from diagnosis is two to five years in patients with IPF, and most patients die from the complications associated with IPF. We believe that there are approximately 83,000 patients with IPF in the United States, approximately two-thirds of whom have mild-to-moderate disease severity.

        There is no FDA approved therapy available for the treatment of IPF. Attempted drug therapies include corticosteroids and immunosuppressants, both of which have significant adverse side effects and have not been proven to be efficacious. As a last resort, a small percentage of patients undergo lung transplantation, but donors are limited, and many patients die while awaiting a transplant.

Actimmune® (interferon gamma-1b) for Idiopathic Pulmonary Fibrosis

        We are developing Actimmune for the treatment of IPF. We reported data from our Phase III clinical trial of Actimmune for the treatment of this disease (GIPF-001) in August 2002. We initiated a pivotal Phase III clinical trial of Actimmune for the treatment of IPF (GIPF-007) in December 2003.

        GIPF-001.    In August 2002, we reported data from our Phase III clinical trial of Actimmune for the treatment of patients with documented IPF who had not responded to previous treatment with corticosteroids and who had evidence of deteriorating lung function. This study was a randomized, double-blind, placebo-controlled Phase III study of 330-patients conducted at 58 centers in the United States, Canada, Europe and South Africa. Patients were randomized to receive either 200 micrograms of interferon gamma-1b subcutaneously three times per week or placebo. All patients were to remain in the trial until the last patient received 48 weeks of therapy. There was no significant effect on the primary endpoint of progression-free survival time or on secondary endpoints of lung function or quality of life. However, there was a trend towards enhanced survival among patients receiving Actimmune. In the overall population, there were 16/162 deaths in the Actimmune-treated group (9.9%) compared to 28/168 deaths in the placebo group (16.7%), representing a 40% reduction in the risk of death in patients treated with Actimmune than those treated with the placebo (p = 0.084). Actimmune was generally well tolerated, but more pneumonias were reported in the treated patients than in the placebo group, although the incidence of severe or life-threatening respiratory infections was similar in the two groups. The most commonly observed side effects were flu-like symptoms, including fever, headache and chills.

        GIPF-007—the INSPIRE Trial.    The results of the GIPF-001 trial suggested that the survival benefit was more pronounced in patients with mild-to-moderate impairment in lung function. Accordingly, we designed a study to further investigate Actimmune in this patient group. In December 2003, we initiated GIPF-007, the INSPIRE Trial, a randomized double-blind, placebo-controlled Phase III trial. The trial is designed to evaluate the safety and efficacy of Actimmune in IPF patients with mild-to-moderate impairment in lung function. The primary endpoint of the trial is survival time. We expect to enroll 600 patients in the INSPIRE Trial at approximately 70 centers in the United States, Europe and Canada. Patients will be randomized at a ratio of 2:1 to receive either 200 micrograms of Actimmune three times a week or placebo, and each patient enrolled will be followed for at least 24 months.

Pirfenidone for Idiopathic Pulmonary Fibrosis

        Pirfenidone is an orally active, small molecule drug that appears to inhibit collagen synthesis, down-regulate production of multiple cytokines and block fibroblast proliferation and stimulation in response to cytokines. Pirfenidone, which may have activity in multiple fibrotic indications, is currently in clinical development for the treatment of IPF. In May 2003, we concluded a 55-patient proof-of-concept Phase II clinical trial of pirfenidone in IPF originally initiated by Marnac, Inc. We stopped this trial early to expedite the collection of preliminary safety and efficacy data and our assessment of whether this data supports pirfenidone as a product candidate with potential benefits to IPF patients.

        In 2004, we expect to complete the data analysis, preclinical work and manufacturing necessary to design and conduct a pirfenidone registration program for IPF. Once we have completed this work, we will announce our plans regarding the clinical program for pirfenidone. We expect that we will file an amendment to our investigational new drug application, or IND, prior to commencing further clinical trials of pirfenidone.

Next-generation interferon gamma

        We have a license and collaboration agreement with Maxygen Holdings Ltd., a wholly owned subsidiary of Maxygen, Inc., to develop and commercialize novel, next-generation interferon gamma products that have enhanced pharmacokinetics and a potential for less frequent dosing regimens than interferon gamma-1b. We plan to take forward into clinical development selected protein-modified interferon gamma product candidates created by Maxygen that meet these criteria. See "License and Other Agreements."

HEPATOLOGY

        We are also focused on developing therapeutics in the area of hepatology. Our clinical efforts in hepatology are currently focused on expanding treatment options for patients suffering from HCV infections.

        Hepatitis C virus infections—Nonresponder Patients.    When patients who have never been treated with interferons are treated with a first line therapy of pegylated interferon-alpha 2 in combination with ribavirin therapy, the current standard of care, approximately 50% of patients show a sustained virologic response (the most commonly used measure of treatment success). The remaining 50% of patients are known as hepatitis C nonresponders. The hepatitis C nonresponder patient population currently numbers approximately 150,000 in the United States and is growing rapidly. Retreatment of hepatitis C nonresponders with pegylated interferon-alpha 2 and ribavirin therapy has poor response rates. In the fourth quarter of 2003, we extended our promotion of Infergen into the hepatitis C nonresponder patient population.

Daily Infergen® in combination with Ribavirin for Hepatitis C Nonresponders

        In October 2003, data from an investigator-sponsored trial were presented at the 54th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD). The trial evaluated once-daily Infergen in combination with ribavirin therapy in 120 hepatitis C patients who had not responded to standard interferon-alpha 2 in combination with ribavirin therapy. The data showed sustained virologic response rates at 72 weeks in the range of 37 to 43 percent, depending on the dosing regimen. These response rates are three-to-four times those observed when retreating patients with pegylated interferon-alpha 2 in combination with ribavirin therapy. Due to adverse events, the Infergen dose was reduced in 16 percent of patients and discontinued in 7 percent of patients. The most common cause of adverse events was a reduction in white blood cell and platelet counts. These discontinuation rates and rates of adverse events and serious adverse events are consistent with standard interferon in combination with ribavirin therapy.

        Based upon these and other data, we believe that Infergen may have potential in the hepatitis C nonresponder patient population. We expect to initiate a Phase III trial of once-daily Infergen in combination with ribavirin therapy for the treatment of hepatitis C nonresponders. This trial is scheduled to begin in the first half of 2004.

Daily Infergen in combination with Actimmune for Hepatitis C Nonresponders

        In vitro analysis of the combination of daily Infergen and Actimmune showed very strong synergistic effects for a range of varying doses of combination therapy relative to Infergen monotherapy. Analysis of gene expression showed that several genes that undertake critical cellular processes were not significantly upregulated by either drug alone, but were upregulated by the combination of Infergen and Actimmune.

        In December 2003, interim data from an independent retrospective clinical analysis conducted on 32 hepatitis C nonresponder patients were reported. After 12 weeks of therapy with daily Infergen and Actimmune, 38 percent of patients had undetectable levels of virus in their blood. In addition, 65 percent of patients in the retrospective analysis had an early virologic response, defined as having either a 2 log or greater decline in viral load or undetectable levels of virus in the blood.

        We have recently reviewed with the FDA our development plan for this combination in the treatment of hepatitis C nonresponders. We intend to begin the development program of this combination in the first half of 2004 with a Phase II trial to be conducted in the United States.

PEG-Alfacon-1 for Chronic Hepatitis C Infections

        To further expand the limited treatments for HCV infections, we are developing a pegylated form of Infergen, PEG-Alfacon-1, which is being designed to offer patients an alternative therapy with less frequent dosing than non-pegylated interferons, including Infergen. In September 2003, we completed a Phase I clinical trial to evaluate PEG-Alfacon-1 as a potential treatment for chronic HCV infections.

        This development program will be lengthy and very expensive, and the duration and expense carry significant risk. Accordingly, we are considering alternative development plans and business collaborations that could increase the speed and decrease our risk and expense for this program. Once we have completed our analysis of alternative development plans and assessed the value that a partnership could bring to PEG-Alfacon-1, we will announce our plans for development of PEG-Alfacon-1.

Next-generation interferon gamma

        As with our product development programs in the area of pulmonology, we plan to take forward into clinical development selected protein-modified interferon gamma product candidates created by Maxygen in the area of hepatology.

Strategic Non-Core Assets

        We currently have strategic assets that do not fit within our core focus areas of pulmonology and hepatology. We believe that these strategic non-core assets provide the opportunity for value creation.

Actimmune for Oncology

        Ovarian cancer.    Ovarian cancer is the third most common cancer in women, afflicting approximately 105,000 women and causing approximately 14,000 deaths in the United States per year.

We believe that approximately 25,000 new cases are diagnosed annually in the United States. Current treatment with chemotherapy is suboptimal, with a five-year survival rate of only 44%. In preclinical in vitro and in vivo studies, Actimmune has been shown to be directly toxic to ovarian cancer cells and to stimulate the body's immune system to enhance the removal of cancer cells. A European study of 148 women published in the March 2000 issue of The British Journal of Cancer showed that the addition of Actimmune to chemotherapy delayed the time to disease progression from an average of 17 months to 48 months.

        We are currently conducting an 800-patient Phase III clinical trial of Actimmune in combination with carboplatin and paclitaxel for the first-line treatment of ovarian cancer in women who have undergone surgical resection. We anticipate that this clinical trial will complete enrollment during the first half of 2004 and expect data from an interim analysis regarding progression free survival during the first half of 2005. Although we plan to continue to fund the Phase III clinical trial of Actimmune in ovarian cancer without a partner, we may revisit this decision in the first half of 2005, at which time we expect to see data regarding the rate of progression free survival from this clinical trial.

        Non-Hodgkin's lymphoma.    Non-Hodgkin's lymphoma, a group of cancers that affect the lymph system, afflicts approximately 285,000 patients in the United States and is the sixth most common cancer and the fifth most common cause of cancer death in the United States. Treatment with standard anti-cancer drugs is often ineffective and results in a high percentage of patients with relapsed or refractory disease. In late 2002, we initiated a Phase II clinical trial of Actimmune in combination with rituximab for the treatment of relapsed or refractory, low-grade or follicular, B-cell non-Hodgkin's lymphoma.

Oritavancin

        Oritavancin is a semi-synthetic glycopeptide antibiotic in development for the treatment of a broad range of infections caused by gram-positive bacteria, including those resistant to other glycopeptides. Oritavancin has demonstrated the ability to kill most strains of gram-positive bacteria, while other glycopeptides and many other agents merely suppress them. Oritavancin may be effective in the treatment of a range of infections caused by gram-positive bacteria. We have worldwide rights to oritavancin.

        In two Phase III clinical trials with oritavancin for the treatment of complicated skin and skin-structure infections, oritavancin achieved the primary efficacy endpoint and demonstrated that oritavancin was as effective as the comparator regimen of vancomycin followed by cephalexin, which is the commonly used regimen. However, the FDA requested an additional clinical safety study be completed prior to the submission of a New Drug Application, or NDA. We do not intend to market or co-market oritavancin, and are looking for a partner to assume the future development investment in oritavancin. Although we are attempting to complete a value-creating transaction for this asset, we may not be able to compete this transaction in 2004. We expect that our investment in oritavancin will decrease as compared to our investment in 2003.

Amphotec® (amphotericin B cholesteryl sulfate complex for injection)

        Amphotec is an FDA approved lipid-form of amphotericin B indicated for the treatment of invasive aspergillosis in patients where renal impairment or unacceptable toxicity precludes the use of amphotericin B deoxycholate in effective doses, and in patients with invasive aspergillosis where prior amphotericin B deoxycholate has failed. Systemic fungal infections that do not respond to initial treatment with standard antifungal treatment regimens are typically treated with amphotericin B, the active ingredient in Amphotec. We estimate that there are approximately 200,000 cases of systemic fungal infections each year in the United States. Worldwide sales of all amphotericin B-based products are approximately $350 million per year. This product is approved in the United States under the name Amphotec and under the name Amphocil® in more than 40 other countries.

        We are in the process of divesting Amphotec. We are moving forward with a competitive process to identify a partner that has the ability to maximize the value of this asset.

License and Other Agreements

Genentech, Inc. License Agreement (Actimmune)

        In 1998, we obtained a license under Genentech's patents relating to Actimmune. The license from Genentech terminates on the later of May 5, 2018 and the date that the last of the patents licensed under the agreement expires. Our licensed Actimmune rights include exclusive and non-exclusive rights. The exclusive licenses include the right to develop and commercialize Actimmune in the United States and Canada for the treatment and prevention of all human diseases and conditions, including infectious diseases, pulmonary fibrosis and cancer, but excluding arthritis and cardiac and cardiovascular diseases and conditions. The non-exclusive rights include a license to make or have made Actimmune for clinical and commercial purposes within our field of use in the United States and Canada. In Japan, we have the exclusive license rights to commercialize Actimmune for the treatment and prevention of all infectious diseases caused by fungal, bacterial or viral agents, including in patients with chronic granulomatous disease or osteopetrosis. We also have the opportunity, under specified conditions, to obtain further rights to Actimmune in Japan and other countries. In addition, we received an exclusive sublicense under certain of Genentech's patents outside the United States, Canada and Japan under the BI International agreement discussed below. Under the Genentech license, we pay Genentech royalties on the sales of Actimmune, and make one-time payments to Genentech upon the occurrence of specified milestone events. We must satisfy specified obligations under the agreement with Genentech to maintain our license from Genentech. We are obligated under the agreement to develop and commercialize Actimmune for a number of diseases. Our rights to Actimmune under this agreement could revert to Genentech if we do not meet our diligence obligations or otherwise commit a material breach of the agreement.

Boehringer Ingelheim International GmbH (Imukin)

        In 2001, we formed an international strategic collaboration with BI International to clinically develop and seek regulatory approval for interferon gamma-1b, the active ingredient in Actimmune, in certain diseases, and to commercialize a liquid formulation of interferon gamma-1b under one or more of BI International's trade names, including Imukin, in Europe and other major markets of the world (other than the United States, Canada and Japan). Under the agreement, the parties will seek to develop and obtain regulatory approval for the use of Imukin in the treatment of a variety of diseases, including IPF, non-Hodgkin's lymphoma, ovarian cancer, chronic granulomatous disease and osteopetrosis. The agreement provides that we will fund and manage clinical and regulatory development of interferon gamma-1b for these diseases in the countries covered by the agreement. BI International has an option to exclusively promote Imukin in all of the major market countries covered by the agreement, and we may opt to promote the product in those countries and for those new diseases for which BI International does not do so. Both companies will receive royalties on sales of the product the other party makes in its own territory, on a specified royalty schedule.

Connetics Corporation (Actimmune)

        Through an assignment and option agreement with Connetics, we are obligated to pay to Connetics a royalty of 0.25% of our net United States sales for Actimmune until our net United States sales cumulatively surpass $1.0 billion. Above $1.0 billion, we are obligated to pay a royalty of 0.5% of our net United States sales of Actimmune. Through a separate purchase agreement, we are obligated to pay Connetics a royalty of 4.0% on our net sales of Actimmune for the treatment of scleroderma.

Amgen Inc. (Infergen and PEG-Alfacon-1)

        In 2001, we entered into a licensing and commercialization agreement with Amgen through which we obtained an exclusive license in the United States and Canada to Infergen and the rights to an early stage program to develop a pegylated form of Infergen (PEG-Alfacon-1). Infergen is currently approved in both the United States and Canada to treat chronic HCV infections. Under the agreement, we have the exclusive right to market Infergen and clinically develop it for other indications in the United States and Canada. We have paid Amgen total consideration of $29.0 million (including up-front license and other fees and milestones) with respect to our license, and are obligated to pay royalties on sales of Infergen. In March 2003, we commenced the Phase I trial for PEG-Alfacon-1, which required us to make a $1.8 million milestone payment to Amgen pursuant to the terms of the agreement. We may be required to make additional milestone payments to Amgen based on our PEG-Alfacon-1 program and for royalties on sales of the resulting product, if any. Our rights to Infergen and PEG-Alfacon-1 could revert to Amgen if we do not meet our diligence obligations or otherwise commit a material breach of the agreement.

Marnac, Inc./KDL GmbH (pirfenidone)

        In March 2002, we licensed from Marnac, a privately held biopharmaceutical company, and its co-licensor, KDL, their worldwide rights, excluding Japan, Korea and Taiwan, to develop and commercialize pirfenidone for all fibrotic diseases, including renal, liver and pulmonary fibrosis. Under the terms of the agreement, we received an exclusive license from Marnac and KDL in exchange for an up-front cash payment of $18.8 million and future milestone and royalty payments. Our rights to the licensed products under the agreement could revert to Marnac if we do not meet our diligence obligations or otherwise commit a material breach of the agreement.

Maxygen Holdings Ltd. (next-generation interferon gamma)

        We have a license and collaboration agreement with Maxygen Holdings Ltd., a wholly owned subsidiary of Maxygen, Inc., to develop and commercialize novel, next-generation interferon gamma products that have enhanced pharmacokinetics and a potential for less frequent dosing regimens than Actimmune. We plan to take forward into clinical development selected protein-modified interferon gamma product candidates created by Maxygen that meet these criteria. We are funding Maxygen's optimization and development of these next-generation interferon gamma products and retain exclusive worldwide commercialization rights for all human therapeutic indications. The terms of the agreement include up-front license fees, full research funding and development and commercialization milestone payments. In addition, Maxygen will receive royalties on product sales. Our rights to the licensed products under the agreement could revert to Maxygen if we do not meet our diligence obligations or otherwise commit a material breach of the agreement.

Eli Lilly and Company (oritavancin)

        In 2001, we entered into an asset purchase and license agreement with Eli Lilly pursuant to which we acquired worldwide rights to oritavancin from Eli Lilly. The agreement provides us with exclusive worldwide rights to develop, manufacture and commercialize oritavancin. In order to partner oritavancin, the agreement requires that we first offer Eli Lilly the opportunity to enter into such a relationship with us, which we have done. Eli Lilly has declined the opportunity to partner with us, and the agreement prohibits us from entering into an agreement with a third party on more favorable terms than those we offered to Eli Lilly. Pursuant to the agreement, we paid Eli Lilly $50.0 million and will be obligated to pay Eli Lilly significant milestone and royalty payments upon our successful development and commercialization of oritavancin. In September 2002, Eli Lilly exercised its option under the agreement to reduce the agreed percentage of royalty payable by us to Eli Lilly upon successful commercialization of oritavancin. The exercise of this option required us to pay $15.0 million to Eli Lilly, and we made the actual payment to Eli Lilly during January 2003. In September 2003, we expensed $10.0 million related to a milestone payment due to Eli Lilly for the completion of the Phase III clinical trials for oritavancin. This amount was recorded as a milestone-based liability at

December 31, 2003. Our rights to oritavancin could revert to Eli Lilly if we do not meet our diligence obligations under the agreement or otherwise commit a material breach of the agreement. Additionally, if we are acquired by a company with a certain type of competing program and Eli Lilly has notified us prior to the acquisition that it believes in good faith that its economic interests in oritavancin under the agreement will be harmed in light of the acquisition, Eli Lilly may terminate the agreement and our rights to oritavancin would revert to Eli Lilly. In any event, we may not assign the agreement to a potential acquirer without the advance, written consent of Eli Lilly.

ALZA Corporation (Amphotec)

        In 2001, we acquired worldwide rights from ALZA to Amphotec (sold under the tradename Amphocil in certain countries outside the United States). The transaction terms included an up-front product acquisition fee of $9.0 million, milestone payments based upon sales levels and specific achievements in the clinical development and regulatory approval of Amphotec in combination with Actimmune, and royalties payable upon net sales of Amphotec. Under the agreement, we obtained access to certain existing distributorships for Amphotec and assumed ALZA's obligations under agreements with its existing Amphotec distributors and service providers. We have diligence obligations under the agreement to set up additional distributorships for Amphotec or establish a sales force and begin to promote Amphotec in specified countries at specified times. Our rights to Amphotec could revert to ALZA if we do not meet our diligence obligations or otherwise commit a material breach of the agreement. We are also subject to certain royalty obligations to the University of California under this agreement. During September 2003, we reduced the remaining carrying value of the intangible asset recorded in 2001 when we acquired Amphotec by recording an impairment charge of $4.8 million. This impairment charge was based on our impairment review of the Amphotec product rights, which took into account that sales levels were lower than expected and that Amphotec is not aligned with our new strategic focus in pulmonology and hepatology. Consequently, we have decided to divest Amphotec and are currently in the early stages of identifying a partner that has the ability to maximize the value of the asset.

Manufacturing

        We contract with qualified third-party manufacturers to produce our products and product candidates. This manufacturing strategy enables us to direct financial resources to the development and commercialization of products rather than diverting resources to establishing a manufacturing infrastructure.

Boehringer Ingelheim Austria GmbH (Actimmune)

        In 2000, we entered into an agreement with Boehringer Ingelheim Austria (BI Austria) for the clinical and commercial supply of Actimmune. The supply agreement with BI Austria generally provides for the exclusive supply by BI Austria and exclusive purchase by us of Actimmune. We are required to purchase a minimum amount of Actimmune per year, and BI Austria is required to supply Actimmune to us, subject to certain limits. If BI Austria is not able to supply all of our requirements for Actimmune, we may choose an additional manufacturer. However, we are not entitled to seek such a secondary source until BI Austria has informed us of its unwillingness or inability to meet our requirements.

Amgen Inc. (Infergen)

        Under our 2001 agreement with Amgen under which we license Infergen, Amgen is obligated to manufacture and supply our requirements of Infergen for our sales in the United States and Canada. There are certain limits on the amount of Infergen that Amgen is required to supply to us. We must purchase Infergen exclusively from Amgen, unless Amgen has materially breached its manufacturing obligations.

Abbott Laboratories, Inc. (oritavancin)

        In 2001, we entered into an agreement with Abbott to provide the bulk manufacturing of oritavancin active pharmaceutical ingredient (oritavancin API). The agreement will provide us with additional clinical supply, commercial scale-up and production. Under the agreement, Abbott will be responsible for the technology transfer of the manufacturing process of oritavancin API from Eli Lilly. Abbott will also be responsible for providing the necessary chemical manufacturing control information for our oritavancin regulatory filings with the FDA. We are required to purchase a minimum amount of oritavancin API during the term of the agreement.

Cardinal Health PTS, Inc. (oritavancin)

        In 2003, we entered into an agreement with Cardinal Health PTS to supply us with oritavancin drug product. The agreement will provide us with analytical development, validation, and stability support for oritavancin drug product. Under the agreement, oritavancin drug product will be manufactured at the Cardinal Health Albuquerque facility. Cardinal Health will also be responsible for providing the necessary manufacturing control information to support our oritavancin regulatory filings with the FDA.

Ben Venue Laboratories Supply Agreement (Amphotec)

        We presently have an agreement with Ben Venue for the manufacture of Amphotec for all purposes.

Patents and Proprietary Rights

        We have acquired a license under certain Genentech patents to develop, make, use and sell interferon gamma-1b, the active ingredient in Actimmune, in particular fields in the United States, Canada and Japan under our license agreement with Genentech. This license agreement covers more than 12 United States patents and related foreign patents and/or patent applications filed in Japan and Canada. Certain of the United States patents covering DNA vectors and host cells relating to interferon gamma-1b expire in 2005 and 2006. In addition, a United States patent relating to the composition of interferon gamma-1b expires in 2014. Other material United States patents expire between 2009 and 2013.

        We have acquired a license under certain Amgen patents to develop, use and sell Infergen in the United States and Canada and to develop new forms of Infergen's active ingredient, interferon alfacon-1, including pegylated forms of interferon alfacon-1, under our license and commercialization agreement with Amgen. The license and commercialization agreement covers nine United States patents, one Canadian patent and several pending patent applications. Two of Amgen's United States patents relating to interferon alfacon-1 expire in 2004. However, the United States Patent and Trademark Office recently issued a Certificate of Extension of Patent Term, officially extending the term of this patent by five years to 2009. This extension gives us the right to exclude others from promoting interferon alfacon-1 until 2009 for the treatment of chronic HCV infections. After expiration of the extended patent term in 2009, we will rely on a United States patent, which expires in 2011, related to the use of interferon alfacon-1 at a dose within the range of 2 million to 30 million units of interferon alfacon-1 per administration for the treatment of chronic HCV infections to block others from marketing the interferon alfacon-1 for the treatment of chronic HCV infections at these doses.

        We have acquired a license under certain Eli Lilly patents to develop, make, use and sell oritavancin worldwide for any human disease under an asset purchase and license agreement with Eli

Lilly. This agreement covers 38 United States patents, one United States patent application and corresponding foreign patents and patent applications. Certain United States and foreign patents related to the oritavancin molecule expire in 2015. Other material patents included in the licensed portfolio expire between 2014 and 2018.

        We have acquired certain ALZA patents and patent applications relating to the manufacture, use and sale of Amphotec in particular fields worldwide under our product acquisition agreement with ALZA. In January 2001, ALZA assigned to us three United States patents and 14 related foreign patents. Two of the patents relating to the composition of Amphotec expire in 2007. The third patent relating to a method of using Amphotec to treat fungal infections expires in 2008.

        We have acquired a license under certain Marnac/KDL patents and patent applications relating to the manufacture, use and sale of pirfenidone for antifibrotic use worldwide, excluding Japan, Korea and Taiwan. The Marnac/KDL patent in the United States will expire in 2011. When this patent expires in 2011, we will not be able to use this patent to block others from marketing pirfenidone for the treatment of fibrotic disorders in the United States.

Competition

        Actimmune is the only FDA approved therapy for chronic granulomatous disease and severe, malignant osteopetrosis, and we are not aware of any competitive products available or in development for these indications. However, in general, our products and product candidates face competition from other currently available or development-stage therapies.

        Infergen competes with other forms of interferon alpha, such as PEG-Intron® and Intron A®, which are marketed by Schering-Plough, and Pegasys® and Roferon-A®, which are marketed by Roche Laboratories. These competitive products, which are marketed in combination with ribavirin therapy, dominate the chronic HCV infection market. Pegylated interferon alpha products, such as PEG-Intron and Pegasys, have an advantage over non-pegylated products because they circulate longer in the body, permitting a less frequent dosing schedule and enhancing efficacy in some patients infected with HCV. We are also aware that additional therapies for use in conjuction with interferon-alphas, such as Enbrel®, Aranesp® and Neulasta®, are being developed for use in HCV infections.

        There is no FDA approved therapy available for the treatment of IPF. We believe that the primary competition for Actimmune or pirfenidone, if either is approved by the FDA for the treatment of IPF, will initially consist of products that are approved for other indications and for which clinical development for IPF is contemplated or underway, such as Enbrel®, Gleevec® and Tracleer®.

        The primary competition for Amphotec is Ambisome®, marketed by Gilead Sciences; Abelcet®, marketed by Enzon; and Vfend®, marketed by Pfizer. These competitive products dominate the invasive aspergillosis market.

Sales, Marketing and Distribution

        We have clinical specialists dedicated to supporting Infergen for HCV infection and educating the medical community on the early diagnosis of IPF.

        In the United States, our products are sold primarily to specialty pharmacies and to distributors who resell them to hospitals, pharmacies and physicians. During the year ended December 31, 2003, the primary specialty pharmacies and distributors for our products were Priority Health Care, Caremark and Merck Medco, who accounted for 59%, 11% and 10%, respectively, of our total net product sales. In Europe and other parts of the world, Amphotec is sold through a number of distributors and agents.

        Our product sales by region for the years ended December 31, were as follows (in thousands):

	2003	2002	2001
United States	$151,373	$109,537	$37,838
Rest of world	2,765	2,428	2,113

Totals	$154,138	$111,965	$39,951

Governmental Regulation and Product Approval

        The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. We believe that our products will be regulated as biologics or as drugs by the FDA.

        The process required by the FDA before our potential products, or previously approved products to be marketed for the treatment of new diseases, may be marketed in the United States generally involves the following:

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  preclinical laboratory and animal tests;

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  submission of an investigational new drug application, or IND, which must become effective before clinical trials may begin;

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  adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

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  FDA approval of a new biologics license application, or BLA, a new drug application, or NDA, or BLA or NDA supplement.

        The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any new approvals for our products will be granted on a timely basis, if at all.

        Prior to commencing a clinical trial, we must submit an IND to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence such a clinical trial. Further, an independent institutional review board for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

        For purposes of NDA or BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

  •
  Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

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  Phase II: Studies are conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

  •
  Phase III: When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III clinical trials are undertaken to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites. It is not uncommon for a drug that appears promising in a Phase II clinical trial to fail in a more rigorous and reliable Phase III clinical trial.

        In the case of products for severe or life-threatening diseases such as IPF, the initial human testing is often conducted in patients rather than in healthy volunteers. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II clinical trials, and thus these trials are frequently referred to as Phase I/II clinical trials.

        We may not successfully complete Phase I, Phase II or Phase III clinical trials testing of our product candidates within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

        The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These are called Phase IV studies and the FDA may make them a condition to be satisfied after a drug receives approval. The results of Phase IV studies can confirm the effectiveness of a drug and can provide important safety information to augment the FDA's voluntary adverse drug reaction reporting system.

        The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA or NDA, or as part of a BLA or NDA supplement for approval of a new disease if the product is already approved for a disease. The FDA may deny approval of a BLA, NDA or BLA or NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or a second Phase III pivotal clinical trial. Even if such data are submitted, the FDA may ultimately decide that the BLA, NDA or BLA or NDA supplement does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

        A company seeking approval of an abbreviated new drug application, or ANDA, for the use of an approved drug that is subject to another company's patent may have to certify to that patent and notify the owner of the NDA and patent for such drug that it is seeking approval. If the patent owner or licensee files a patent infringement lawsuit, FDA approval of the ANDA for which certification is made may be deferred pending the outcome of the lawsuit.

        The FDA's fast track program is intended to facilitate the development and expedite the review of drugs intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for such conditions. Under this program, the FDA can, for example, review portions of a BLA or NDA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. We have obtained fast track designation from the FDA for Actimmune in the treatment of IPF and intend to ask for fast track designation for qualified submissions of our other products. We cannot guarantee that the FDA will grant any of our additional requests for fast track designation, that any fast track designation will affect the time of review, or that the FDA will approve the BLA or NDA submitted for any of our product candidates, whether or not fast track designation is granted. Fast track products are subject to the same types of post-approval requirements as other products.

        Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products or of approved products for new diseases for a considerable period of time and impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approvals for our product candidates or for use of our approved products for new diseases on a timely basis, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain, initial regulatory approval for any of our product candidates, or additional regulatory approvals for Actimmune or any of our other approved products, would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

        Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with these products. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements.

        Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. For example, we are aware that physicians are prescribing Actimmune for the treatment of IPF, although we do not market Actimmune for the treatment of IPF, and the FDA has not approved the use of Actimmune for the treatment of this disease. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use. Companies cannot promote FDA approved drugs for off-label uses. The FDA actively enforces regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. Failure to comply with these requirements can result in regulatory enforcement action by the FDA, which would have an adverse effect on our revenues, business and financial prospects.

        The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products or approval of new diseases for our existing products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity for seven years, i.e., the FDA may not approve any other applications to market the same drug for the same disease for seven years, except in very limited circumstances. We intend to file for orphan drug designation for those diseases we target that meet the criteria for orphan drug exclusivity. Actimmune has orphan drug exclusivity for severe, malignant osteopetrosis and for chronic granulomatous disease. Actimmune has also been assigned orphan drug designation for the treatment of IPF. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that we will obtain orphan drug designation for additional diseases or that orphan drug exclusivity will provide us with a material commercial advantage.

Research and Development

        We direct financial resources efficiently to goal-oriented projects by reducing the time and infrastructure spent on research and development. We established an in-house applied research group in 2002 to conduct applied research. We also currently contract preclinical research to qualified third-party research institutions such as academia or private contract labs. Our research and development expenses were $119.9 million, $129.6 million and $52.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Employees

        As of January 31, 2004, we had 265 full-time employees. Of the full-time employees, 111 were engaged in research and development and 154 were engaged in sales, general and administrative positions. We believe our relations with our employees are good.

Facilities

        All of our facilities and long-lived assets are located in the United States. Our facilities currently consist of 55,898 square feet of office space located at 3280 Bayshore Boulevard, Brisbane, California. In December 2000, we entered into a ten-year lease for this building. We believe that this facility has sufficient space to accommodate expansion of our operations until at least the end of the fourth quarter of 2004. We will evaluate additional space in vacant facilities near our building at that time.

RISK FACTORS

        An investment in our common stock is risky. Stockholders and potential investors in shares of our stock should carefully consider the following risk factors, which hereby update those risks contained in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 that was filed with the SEC on November13, 2003, in addition to other information and risk factors in this report. We are identifying these risk factors as important factors that could cause our actual results to differ materially from those contained in any written or oral forward-looking statements made by or on behalf of InterMune. We are relying upon the safe harbor for all forward-looking statements in this report, and any such statements made by or on behalf of InterMune are qualified by reference to the following cautionary statements, as well as to those set forth elsewhere in this report.

Risks Related to the Development of Our Products and Product Candidates

        We may not succeed in our development efforts or in growing product revenues.

        We commenced operations in 1998 and have incurred significant losses to date. Our revenues have been limited primarily to sales of Actimmune. Although we are developing interferon gamma-1b, the active ingredient in Actimmune, for the treatment of idiopathic pulmonary fibrosis, ovarian cancer and non-Hodgkin's lymphoma, Actimmune will not be marketed for any of these diseases before 2006, if at all. We market Infergen for the treatment of chronic hepatitis C infections, but Infergen revenues may fail to meet our stated earnings guidance for 2004, or to grow significantly in subsequent years. We are developing pirfenidone for the treatment of idiopathic pulmonary fibrosis, but pirfenidone will not be marketed for any diseases before 2011, if at all. We are developing PEG-Alfacon-1, a pegylated form of interferon alfacon-1, for the treatment of chronic hepatitis C infections, but the development of PEG-Alfacon-1 will be lengthy and very expensive and carries significant risk. PEG-Alfacon-1 will not be marketed for any diseases before 2010, if at all. Although we market Amphotec for invasive aspergillosis, we do not believe that it will provide sufficient revenue to us in the near future, if ever, and, consequently, we have decided to divest Amphotec. We are developing oritavancin for the treatment of complicated skin and skin-structure infections and are completing a Phase II clinical trial of oritavancin for the treatment of bacteremia, but we do not intend to market or co-market oritavancin. Accordingly, we are looking for a partner to assume the future investment in oritavancin. We may be unable to conclude either a sale of Amphotec or a partnering transaction for oritavancin in the near term, if at all.

        Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

        To gain approval to market a product for treatment of a specific disease, we must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and statistically significant efficacy of that product for the treatment of the disease. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, we recently reported that our exploratory Phase II clinical trial evaluating Actimmune for the potential treatment of advanced liver fibrosis caused by hepatitis C virus in patients who have failed standard antiviral therapy failed to meet its primary endpoint. As a result, we do not intend to conduct further development of Actimmune for the treatment of liver fibrosis.

        We are conducting a Phase III clinical trial of Actimmune as a treatment for idiopathic pulmonary fibrosis. However, Actimmune may not demonstrate safety or statistically significant efficacy with respect to the primary or secondary endpoints of the protocol of that clinical trial or any additional clinical trial. If the Phase III clinical trial were to fail to demonstrate statistically significant efficacy, we would likely abandon the development of Actimmune for the treatment of idiopathic pulmonary fibrosis, which would harm our business and result in a precipitous decline in our stock price.

        We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all.

        The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

  •
  a country's regulatory authority does not approve a clinical trial protocol;

  •
  patients do not enroll in clinical trials at the rate we expect;

  •
  patients experience adverse side effects;

  •
  patients die during a clinical trial for a variety of reasons, including the advanced stage of their disease and medical problems that are not related to our products or product candidates;

  •
  third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations may not perform data collection and analysis in a timely or accurate manner;

  •
  our contract laboratories fail to follow good laboratory practices;

  •
  the results of the clinical trial are inconclusive or negative;

  •
  sufficient quantities of the trial drug may not be available; or

  •
  our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

        Our development costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. For example, our development costs related to Actimmune as a treatment for idiopathic pulmonary fibrosis are increasing due to our need to conduct an additional Phase III clinical trial. If there are any significant delays for this or any of our other current or planned clinical trials, our financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired.

        Preclinical development is a long, expensive and uncertain process, and we may terminate one or more of our current preclinical development programs.

        We may determine that certain preclinical product candidates or programs do not have sufficient potential to warrant the allocation of resources. Accordingly, we may elect to terminate our programs for and, in certain cases, our licenses to, such product candidates or programs.

Risks Related to Government Regulation and Approval of our Products and Product Candidates

        If we fail to comply with FDA or other government regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, it could result in regulatory enforcement action by the FDA or other governmental authorities, which would harm our business.

        Physicians may prescribe commercially available drugs for uses that are not described in the product's labeling and that differ from those uses tested by us and approved by the FDA. Such off-label uses are common across medical specialties. For example, even though the FDA has not approved the use of Actimmune for the treatment of idiopathic pulmonary fibrosis, we are aware that physicians are prescribing Actimmune for the treatment of idiopathic pulmonary fibrosis. Likewise, we are aware that physicians are prescribing Infergen in combination with ribavirin therapy for the treatment of chronic hepatitis C infections, even though the FDA has not approved this combination for the treatment of chronic hepatitis C infections. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers' communications on the subject of off-label use. Companies may not promote FDA approved drugs for off-label uses. Accordingly, we may not market Actimmune for the treatment of idiopathic pulmonary fibrosis, or Infergen in combination with ribavirin therapy for the treatment of chronic hepatitis C infections. The FDA and other governmental authorities actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. We engage in medical education activities that are subject to scrutiny under these regulations. Failure to comply with these regulations can result in regulatory enforcement action by the FDA or other governmental authorities, any of which would have an adverse effect on our revenues, business and financial prospects.

        If the FDA imposes significant restrictions or requirements related to our products for any disease or withdraws its approval of any of our products for any disease for which they have been approved, our revenues would decline.

        The FDA and foreign regulatory authorities may impose significant restrictions on the use or marketing of our products or impose ongoing requirements for post-approval studies. Later discovery of previously unknown problems with any of our products or their manufacture may result in further restrictions, including withdrawal of the product from the market. Our existing approvals for diseases, and any new approval for any other disease that we target, if granted, could be withdrawn for failure to comply with regulatory requirements or to meet our post-approval commitments. If approval for a disease is withdrawn, we could no longer market the affected product for that disease. In addition, governmental authorities could seize our inventory of such product, or force us to recall any product already in the market, if we fail to comply with FDA or other governmental regulations.

        If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA and foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases.

        Our failure to adequately demonstrate the safety and effectiveness of any of our products or product candidates for the treatment of particular diseases will delay or prevent our receipt of the FDA's and foreign regulatory authorities' approval and, ultimately, may prevent commercialization of our products and product candidates for those diseases.

        The FDA and foreign regulatory authorities have substantial discretion in deciding whether, based on the benefits and risks in a particular disease, any of our products or product candidates should be granted approval for the treatment of that particular disease. Even if we believe that a clinical trial has demonstrated the safety and statistically significant efficacy of any of our products or product candidates for the treatment of a disease, the results may not be satisfactory to the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted by the FDA and foreign regulatory authorities in different ways, which could delay, limit or prevent regulatory approval. If regulatory delays are significant or regulatory approval is denied altogether, our financial results and the commercial prospects for those of our products or product candidates involved will be harmed, and our prospects for profitability will be impaired.

        For example, we recently reported results from our confirmatory pivotal Phase III clinical trial of oritavancin for the treatment of complicated skin and skin-structure infections. However, in two additional small clinical pharmacology studies, we observed adverse events that were inconsistent with the safety profile observed in prior trials of oritavancin. Since the cause of the inconsistency is unknown, the FDA has requested an additional clinical safety study be completed prior to the submission of an NDA for oritavancin. Because of this additional clinical trial, we will incur additional development costs and we will be significantly delayed in, or indefinitely prevented from, receiving approval for oritavancin for the treatment of complicated skin and skin-structure infections.

        The pricing and profitability of our products may be subject to control by the government and other third-party payors.

        The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. For example, in most foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost-control initiatives could decrease the price that we would receive for Actimmune, Infergen, Amphotec or any other products we may develop in the future, such as oritavancin, PEG-Alfacon-1 or pirfenidone, which would reduce our revenues and potential profitability.

        Our failure or alleged failure to comply with anti-kickback and false claims laws could result in civil and/or criminal sanctions and/or harm our business.

        We are subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to knowingly and willfully solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of Medicaid rebate information and other information affecting federal and state and third-party payment for our products, and the sale and marketing of our products, are subject to scrutiny under these laws. For example, we are one of what we believe to be a number of companies that have received letters from the Office of the Florida Attorney General directing us to keep certain records relating to its Medicaid rebate reporting until the Office of the Florida Attorney General has concluded an investigation that was initiated by the state following large false claims act settlements by other manufacturers. We have not been asked to produce any records or otherwise been advised of the nature of the allegations against us, if any. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid). If the government were to allege that we were, or convict us of, violating these laws, there could be a material adverse effect on us, including a decline in our stock price. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities.

Risks Related to Manufacturing and Our Dependence on Third Parties

        The manufacturing and manufacturing development of our products and product candidates presents technological, logistical and regulatory risks, each of which may adversely affect our potential revenues.

        The manufacturing and manufacturing development of pharmaceuticals, and, in particular, biologicals, is technologically and logistically complex and heavily regulated by the FDA and other governmental authorities. The manufacturing and manufacturing development of our products and product candidates presents many risks, including, but not limited to, the following:

  •
  before we can obtain approval of any of our products or product candidates for the treatment of a particular disease, we must demonstrate to the FDA's satisfaction that the drug manufactured for the clinical trials is comparable to the drug manufactured for commercial use;

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  it may not be technically feasible to scale up an existing manufacturing process to meet demand; and

  •
  delays in increasing manufacturing capacity to meet our needs for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of our product candidates.

        Our manufacturing strategy, which relies on third-party manufacturers, exposes us to additional risks as a result of which we may lose potential revenues.

        We do not have the resources, facilities or experience to manufacture any of our products or product candidates ourselves. Completion of our clinical trials and commercialization of our products requires access to, or development of, manufacturing facilities that meet FDA standards to manufacture a sufficient supply of our products. The FDA must approve facilities that manufacture our products for commercial purposes, as well as the manufacturing processes and specifications for the product. We depend on third parties for the manufacture of our product candidates for preclinical and clinical purposes, and we rely on third parties with FDA approved manufacturing facilities for the manufacture of our products for commercial purposes.

        Our manufacturing strategy for our products and product candidates presents many risks, including the following:

  •
  because market demand for our products may be less than our purchase obligations to our manufacturers, we may incur substantial penalties and substantial inventory write-offs;

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  manufacturers of our products are subject to ongoing periodic inspections by the FDA and other regulatory authorities for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

  •
  when we need to transfer between manufacturers, the FDA and foreign regulatory authorities must approve these manufacturers' facilities and processes prior to our use or sale of products they manufacture for us. This requires new testing and compliance inspections. Delays in transferring manufacturing technology between third parties could delay clinical trials, regulatory submissions and commercialization of our product candidates. For example, we are transferring the manufacturing of oritavancin from Eli Lilly and Company to a third-party manufacturer, and our third-party manufacturer's finished product has not yet demonstrated a comparable safety profile to that demonstrated by Lilly's oritavancin product. If the finished oritavancin product of our third-party manufacturer does not have a comparable safety profile to that demonstrated by Lilly's oritavancin product, our ability to commercialize or partner oritavancin would be slowed or halted, which would significantly harm our business;

  •
  our manufacturers might not be able or refuse to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand;

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  we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products;

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  if third-party manufacturers do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain or maintain regulatory approvals for our products and product candidates and will not be able to successfully commercialize our products and product candidates. In such event, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers, if at all; and

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  if our agreement with a third-party manufacturer expires, we may not be able to renegotiate a new agreement with that manufacturer on favorable terms, if at all. If we cannot successfully complete such renegotiation, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers, if at all.

        Any of these factors could delay clinical trials or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

        Our agreements with third-party manufacturers may restrict our ability to establish alternative sources of products in a timely manner or at an acceptable cost, which may cause us to be unable to meet demand for our products and to lose potential revenues.

        Our key supply agreements provide that the manufacturer is our exclusive source of supply for the product, except under certain circumstances. For example, BI Austria is currently our exclusive manufacturer for Actimmune. Under our agreement with BI Austria, we cannot seek a secondary source to manufacture Actimmune until BI Austria has indicated to us its inability or unwillingness to meet our requirements. Under our license and commercialization agreement for Infergen, Amgen is our exclusive manufacturer of Infergen. Even if we believe that Amgen will be unable to meet our requirements for the manufacture of Infergen, we cannot transfer the Infergen manufacturing process to a secondary source unless Amgen has materially breached its manufacturing obligations. If we are delayed in establishing a secondary supply source for Actimmune or Infergen, or cannot do so at an acceptable cost, we may suffer a shortage of commercial supply of that product or a high cost of product, either of which would have a material and adverse effect on our revenues, business and financial prospects.

        We rely on third parties to conduct clinical trials for our products and product candidates, and those third parties may not perform satisfactorily.

        If our third-party contractors do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in or prevented from obtaining regulatory approvals for our products and product candidates, and may not be able to successfully commercialize our products and product candidates for targeted diseases. We do not have the ability to independently conduct clinical trials for our products and product candidates, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. Our ability to monitor and audit the performance of these third parties is limited. If these third parties do not perform satisfactorily, our clinical trials may be extended or delayed, resulting in potentially substantial cost increases to us and other adverse impacts on our product development efforts. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

Risks Related to the Commercialization of Our Products and Product Candidates

        There are significant regulatory, supply, intellectual property and competitive barriers to entry that may prevent us from successfully marketing or developing Infergen or PEG-Alfacon-1 for the chronic hepatitis C infections market.

        We have extended our efforts regarding Infergen in the United States for the treatment of chronic hepatitis C infections. However, we believe that there are significant regulatory, supply, intellectual property and competitive barriers to Infergen's penetration of the chronic hepatitis C infections market, including the following:

        Regulatory.    We believe that market acceptance of and demand for Infergen for the treatment of chronic hepatitis C infections may depend upon our ability to market Infergen in combination therapy with ribavirin or other anti-viral drugs. Before we may market Infergen for use in combination therapy with ribavirin or any other anti-viral drug, we will need to obtain FDA approval for such combination. To seek and obtain such approval, we will need to supplement Infergen's current FDA license with data that support combination use of Infergen and ribavirin or another anti-viral drug for increased effectiveness in treating chronic hepatitis C infections. We cannot be certain how long it would take us to submit such data and obtain such an approval from the FDA, if at all. Seeking FDA approval for Infergen combination therapy may, in certain circumstances, involve our complying with FDA patent certification and notice provisions relating to ribavirin that could result in deferral for up to 30 months or, in the case of judicial intervention, longer, of FDA approval pending the outcome of ongoing patent infringement litigation.

        Supply.    Amgen is our exclusive manufacturer of Infergen. If Amgen is unable or refuses to meet our requirements for the manufacture of Infergen, we would be unable to meet market demand for Infergen. In addition, we have limited control over the cost of goods for Infergen. If we are unable to purchase Infergen at an acceptable cost, it would have a material and adverse effect on our revenues, business and financial prospects. Although we have an existing manufacturing process for PEG-Alfacon-1 that has been sufficient to meet our needs to date, there are technical challenges to scaling-up that process to meet anticipated commercial demand. There is no assurance that we will successfully complete any required scale-up.

        Intellectual Property.    Our competitors and their strategic partners have substantial and extensive patent rights in connection with combination therapy of interferon alpha and ribavirin for the treatment of chronic hepatitis C infections. For example, we are aware of three U.S. patents that relate to the use of interferon alpha and ribavirin to treat chronic hepatitis C infections. These patents expire in 2015, 2016 and 2017, respectively. We believe that these patents may prevent us from marketing Infergen in combination therapy with ribavirin for certain patients. If, because of these patents, we are unable to market Infergen or PEG-Alfacon-1 with ribavirin or with another anti-viral drug, the commercial prospects for Infergen or PEG-Alfacon-1are likely to be reduced and our prospects for profitability may be impaired. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for combination therapy of interferon alpha and other anti-viral drugs for the treatment of chronic hepatitis C infections. If those patent applications were to issue, we may be unable to market Infergen with ribavirin or with another anti-viral drug, reducing the commercial prospects for Infergen and our prospects for profitability.

        In addition, we are aware of a U.S. patent that relates to the use of pegylated interferon alpha to treat chronic hepatitis C infections. This patent expires in 2016. We believe that this patent may prevent us from marketing PEG-Alfacon-1 for the treatment of chronic hepatitis C infections. If because of this patent we are unable to market PEG-Alfacon-1 for the treatment of chronic hepatitis C infections, the commercial prospects for PEG-Alfacon-1 are likely to be reduced. Also, we believe that our competitors and their strategic partners have substantial and extensive patent rights relating to pegylation technology in general and the use of pegylated interferon alpha for the treatment of chronic hepatitis C infections in particular. Further, several third parties have substantial and extensive patent rights in connection with the use of pegylation to modify biologically active compounds generally.

        Although we have licensed from Amgen rights to PEG-Alfacon-1, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize PEG-Alfacon-1 for the treatment of chronic hepatitis C infections. For example, our competitors and their strategic partners have substantial and extensive patent rights in connection with interferon alpha and its recombinant production. Specifically, we are aware of two U.S. patents that relate to interferon alpha polypeptides, DNAs encoding the same, host cells transformed with such DNA and processes for the production of interferon alpha polypeptides from such DNAs and host cells. These patents expire in 2019 and 2020, respectively. We believe that these patents may prevent us from marketing PEG-Alfacon-1, which would have a material adverse effect on our business.

        Competition.    Pegylated interferon alpha products may have an advantage over non-pegylated products because they circulate longer in the body, permitting a less frequent dosing schedule and enhancing efficacy in some patients infected with the hepatitis C virus. Because our competitors Schering-Plough and Roche have commenced marketing their respective pegylated interferon alpha products, Infergen has a significant disadvantage in the market with respect to the frequency of administration. In addition, both of these companies have obtained and will likely continue to obtain significant patent protection relating to their respective products.

        Further, specific targeted agents directed against the hepatitis C virus (HCV) may be effective in reducing the amount of virus in infected chronic hepatitis C patients. If the use of these specific targeted anti-HCV agents proves to be effective in the treatment of chronic hepatitis C, then the use of interferon-based therapies for HCV may diminish, which would harm our business.

        Valuation.    If the use of interferon-based therapies for HCV were to diminish, this could impact the recoverability of the Infergen-related intangible asset. During the quarter ended December 31, 2003, we conducted a detailed assessment of the current and future market potential of Infergen and PEG-Alfacon-1, including, but not limited to, the impact of competing products on the market potential of these interferon-based therapies. This assessment resulted in no reduction of the carrying value of the Infergen-related intangible asset. If we are unable to achieve results consistent with those assumed in our detailed assessment, it may be necessary to perform a future detailed assessment, which could result in a reduction of the carrying value of the Infergen-related intangible asset. This could have a material adverse effect on our financial condition and results of operations during the period in which we recognize a reduction.

        We rely on distributors and specialty pharmacies for approximately 88% of our total product sales. If those parties do not perform satisfactorily, our business will be harmed.

        During the year ended December 31, 2003, approximately 88% of our total product sales were through distributors and specialty pharmacies. As a result, our success depends on the continued customer support efforts of our network of distributors and specialty pharmacies. In addition, during this period, one specialty pharmacy accounted for approximately 59% of our outstanding receivables and 59% of our total product sales. If this or any other specialty pharmacy or distributor that sells our products were to experience financial difficulties, or otherwise became unable or unwilling to sell our products, our business would be harmed. Additionally, any reduction, delay or loss of orders from our significant distributors and specialty pharmacies could harm our revenues.

        The use of distributors and specialty pharmacies involves certain risks, including risks that distributors and specialty pharmacies will:

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  not provide us with accurate or timely information regarding their inventories, the number of patients who are using our products or product complaints;

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  not effectively sell or support our products;

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  reduce their efforts or discontinue to sell or support our products;

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  not devote the resources necessary to sell our products in the volumes and within the time frames that we expect;

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  be unable to satisfy financial obligations to us or others; or

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  cease operations.

        Even if regulatory authorities approve our products or product candidates for the treatment of the diseases we are targeting, our products may not be marketed or commercially successful.

        Our products and product candidates are expensive, and we anticipate that the annual cost for treatment for each of the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our products or product candidates for an approved disease because we believe that it may not be commercially successful. Market acceptance of and demand for our products and product candidates will depend on many factors, including, but not limited to:

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  cost of treatment;

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  pricing and availability of alternative products;

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  ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

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  perceived efficacy relative to other available therapies;

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  shifts in the medical community to new treatment paradigms or standards of care;

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  relative convenience and ease of administration; and

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  prevalence and severity of adverse side effects associated with treatment.

        If third-party payors do not provide coverage or reimburse patients for our products, our revenues and prospects for profitability will suffer.

        Our ability to commercialize our products or product candidates for particular diseases is highly dependent on the extent to which coverage and reimbursement for our products will be available from:

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  governmental payors, such as Medicare and Medicaid;

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  private health insurers, including managed care organizations; and

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  other third-party payors.

        Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for our products, market acceptance of our products will be reduced, and our sales will suffer. Many third-party payors provide coverage or reimbursement only for FDA approved indications.

        The activities of competitive drug companies, or others, may limit our products' revenue potential or render them obsolete.

        Our commercial opportunities will be reduced or eliminated if our competitors develop or market products that, compared to our products or product candidates:

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  are more effective;

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  have fewer or less severe adverse side effects;

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  are better tolerated;

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  have better patient compliance;

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  receive better reimbursement terms;

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  are more accepted by physicians;

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  are more adaptable to various modes of dosing;

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  have better distribution channels;

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  are easier to administer; or

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  are less expensive.

        Even if we are successful in developing effective drugs, our products may not compete effectively with our competitors' current or future products. Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently market competitive drugs or have drug and target discovery programs directed to the same therapeutic areas that we focus on, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, existing competitive products, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do. For example, if approved for marketing by the FDA, oritavancin will compete against numerous other drugs already and soon-to-be approved for the treatment of complicated skin and skin-structure infections caused by gram-positive bacteria.

Risks Related to Our Intellectual Property Rights

        We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

        Our commercial success will depend in part on obtaining and maintaining patent protection on our products and product candidates and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the scope and breadth of patent claims that may be afforded to other companies' patents. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate suits to protect our patent rights.

        The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

  •
  we were the first to make the inventions covered by each of our pending patent applications;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

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  any of our pending patent applications will result in issued patents;

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  any of our issued patents or those of our licensors will be valid and enforceable;

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  any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

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  the patents of others will not have a material adverse effect on our business.

        Others have filed and in the future may file patent applications covering uses and formulations of interferon gamma-1b, interferon alpha, pegylated versions of these products and other products in our development program. If a third party were issued a patent that blocked our ability to commercialize any of our products for any or all of the diseases that we are targeting, we would be prevented from commercializing that product for that disease or diseases unless we obtained a license from the patent holder. We may not be able to obtain such a license to a blocking patent on commercially reasonable terms, if at all.

        We license certain patents and trade secrets relating to Actimmune from Genentech, Inc; relating to Infergen from Amgen Inc.; relating to pirfenidone from Marnac, Inc. and KDL GmbH; and relating to oritavancin from Eli Lilly and Company. If we breach any of our agreements with Genentech, Amgen, Marnac and KDL or Eli Lilly, any of these licensors could terminate the respective license, and we would have no further rights to utilize the licensed patents or trade secrets to develop and market the corresponding products.

        We have licensed certain patents relating to interferon gamma-1b, the active ingredient in Actimmune, from Genentech. Certain of the U.S. patents covering DNA vectors and host cells relating to interferon gamma-1b expire in 2005 and 2006. In addition, a U.S. patent relating to the composition of interferon gamma-1b expires in 2014. Other material U.S. patents relating to interferon gamma-1b expire between 2009 and 2013.

        We have licensed U.S. and Canadian patent rights relating to Infergen, a type of interferon alpha, from Amgen. Two of Amgen's U.S. patents relating to Infergen's active ingredient, the interferon alfacon-1 molecule, expire in 2004. However, the U.S. Patent and Trademark Office recently issued a Certificate of Extension of Patent Term, officially extending the term of one of these patents by five years, to 2009. After expiration of the extended patent term in 2009, we would rely on a U.S. patent related to the use of interferon alfacon-1 at a dose within the range of 2 million to 30 million units of interferon alfacon-1 per administration for the treatment of chronic hepatitis C infections to block others from marketing interferon alfacon-1 for the treatment of chronic hepatitis C infections at these doses. When this patent expires in 2011, we will not be able to use this patent to block others from marketing Infergen or other forms of interferon alfacon-1 for the treatment of chronic hepatitis C infections in the United States.

        Our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of interferon alpha to treat a variety of diseases. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for interferon alpha. We are uncertain of the extent to which the currently issued patents and any additional patents of our competitors that may issue will prevent us from marketing Infergen for the treatment of certain diseases. If because of these patents we are unable to market Infergen for a range of diseases, the commercial prospects for Infergen will be reduced and our prospects for profitability may be impaired. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha to treat a variety of diseases. Although we have licensed from Amgen rights to PEG-Alfacon-1, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize PEG-Alfacon-1.

        We are aware of the settlement of a lawsuit involving Infergen filed in 1997 by Biogen, Inc. against Amgen in the U.S. District Court for the District of Massachusetts. The suit alleged that the manufacture of Infergen infringed three Biogen U.S. patents relating to vectors for expressing cloned genes, methods of making vectors and expressing cloned genes, and host cells. All claims in the lawsuit were dismissed with prejudice by order of the court in December 2001 under a confidential settlement agreement entered into between Biogen and Amgen. Although Amgen has informed us that the settlement agreement applies to Infergen, we do not know the terms of the settlement agreement or how the terms of the settlement may affect our ability to commercialize Infergen in the United States. The settlement agreement may have a material adverse effect on our ability to commercialize Infergen in the United States.

        We have licensed from Marnac, Inc. rights in a U.S. patent related to the use of pirfenidone for the treatment of fibrotic disorders, including the use of pirfenidone for the treatment of IPF. After the U.S. patent expires in 2011, we will not be able to use this patent to block others from marketing pirfenidone for a fibrotic disorder, including IPF. In addition, we are aware of two international patent application publications relating to manufacturing processes for pirfenidone. If either or both of these patent applications were to result in a granted patent or patents, and if any such granted patent or patents were to be interpreted to cover the manufacturing process for pirfenidone, we believe that such patent or patents may enable the patent holder to block our ability to commercialize pirfenidone unless we obtained a license under such patent or patents. We cannot predict whether we would be able to obtain such a license under commercially reasonable terms, if at all. If we were not able to obtain such a license under the patent or patents on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize any pirfenidone product.

        We have licensed certain patents throughout the world relating to oritavancin from Eli Lilly. After patents related to the composition of oritavancin expire in 2015, we will not be able to use such patents to block others from marketing oritavancin. In addition, we are aware of two U.S. patents, and corresponding European, Australian, Korean, Canadian and Japanese patents, that relate to a molecule that is produced during the manufacture of oritavancin. A derivative of this molecule is retained in the final oritavancin product. If any of these patents were interpreted to cover the oritavancin manufacturing process, any molecules formed during the manufacturing process, or the final oritavancin product itself, we believe that such patent or patents could enable the patent holder to block our ability to commercialize oritavancin unless we obtained a license under such patent or patents. We cannot predict whether we would be able to obtain a license on commercially reasonable terms, if at all. If we were not able to obtain such a license under the patents on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize the oritavancin product.

        We generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own. For example, if Genentech fails to maintain the intellectual property licensed to us, we may lose our rights to develop and market Actimmune and may be forced to incur substantial additional costs to maintain or protect the intellectual property or to compel Genentech to do so.

        The combination of our products with other drugs may have a greater therapeutic effect in treating certain diseases than our products alone. In some cases, third parties hold patents either on the potential companion drugs or on combination therapies that include our products. We may not be able to negotiate licenses or other rights to potential companion drugs on reasonable terms, or at all. If we are not able to negotiate these licenses or other rights, the market for our products may be diminished.

        We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. We protect these rights mainly through confidentiality agreements with our corporate partners, employees, consultants and vendors. These agreements generally provide that all confidential information developed or made known to an individual during the course of their relationship with us will be kept confidential and will not be used or disclosed to third parties except in specified circumstances. In the case of employees and consultants, our agreements generally provide that all inventions made by the individual while engaged by us will be our exclusive property. We cannot be certain that these parties will comply with these confidentiality agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. Under some of our research and development agreements, inventions discovered in certain cases become jointly owned by our corporate partner and us and in other cases become the exclusive property of one of us. It can be difficult to determine who owns a particular invention, and disputes could arise regarding those inventions.

        Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information.

        Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and could adversely affect our ability to develop and commercialize products.

        Our commercial success depends in part on our ability and the ability of our collaborators to avoid infringing patents and proprietary rights of third parties. Third parties may accuse us or our collaborators of employing their proprietary technology in our products, or in the processes used to develop our products, without authorization. Any legal action against our collaborators or us claiming damages and/or seeking to stop our commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to utilize the affected processes or to manufacture or market the affected products. We cannot predict whether we or our collaborators would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If we are unable to obtain such a license, we or our collaborators may be unable to continue to utilize the affected processes or manufacture or market the affected products. Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

Risks Related to Our Financial Results and Other Risks Related to Our Business

        If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

        We believe our existing cash, cash equivalents and available-for-sale securities, together with anticipated cash flows from our operations, will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the end of 2004. However, our current plans and assumptions may change, and our capital requirements may increase in future periods. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to successfully execute our business plan.

        If we continue to incur net losses for a period longer than we anticipate, we may be unable to continue our business.

        We have lost money since inception, and our accumulated deficit was approximately $396.2 million at December 31, 2003. We expect to incur substantial additional net losses prior to achieving profitability, if ever. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues primarily through the sale of Actimmune. However, since we do not expect to seek FDA approval for the use of Actimmune for the treatment of idiopathic pulmonary fibrosis for at least four more years, Actimmune revenues may not continue to increase. After inclusion of the direct costs of commercializing Actimmune and royalties we must pay to Genentech on sales of Actimmune, we have not generated significant operating profits to date from this product. If the time required for us to achieve profitability is longer than we anticipate, we may not be able to continue our business.

        Failure to accurately forecast our revenues could result in additional charges for excess inventories or non-cancelable purchase obligations.

        We base many of our operating decisions on anticipated revenue trends and competitive market conditions, which are difficult to predict. Based on projected revenue trends, we acquired inventories and entered into non-cancelable purchase obligations in order to meet anticipated increases in demand for our products. However, more recent projected revenue trends resulted in us recording charges during the quarters ended September 30, 2003 and December 31, 2003 for excess inventories and non-cancelable purchase obligations. If revenue levels experienced in future quarters are substantially below our expectations, especially those revenues from sales of Actimmune and/or Infergen, we could be required to record additional charges for excess inventories and/or non-cancelable purchase obligations.

        If we are unable to divest Amphotec, we may need to record another impairment charge for Amphotec, which would have a material adverse effect on our financial condition and results of operations.

        The recoverability of the carrying value of the Amphotec-related intangible asset that we acquired in 2001 is based on its ability to generate a profit from sales. During the quarter ended September 30, 2003, we recorded a charge of $4.8 million for the impairment of Amphotec product rights. This impairment charge reduced the remaining carrying value of the intangible asset recorded in 2001 when we acquired the product. This reduction was based on our detailed assessment of the current and future market potential of Amphotec, which took into account that sales levels have been lower than we expected and that Amphotec is not aligned with our new strategic focus in pulmonology and hepatology. If we are unable to divest the product or to achieve results consistent with those assumed in our assessment, it may be necessary to further reduce the remaining carrying value of the Amphotec intangible asset. This would have a material adverse effect on our financial condition and results of operations during any period in which we recognize any such reduction.

        If product liability lawsuits are brought against us, we may incur substantial liabilities.

        The testing, marketing and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

        Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

        Our research and development activities involve the controlled use and disposal of hazardous materials, chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.

        Insurance coverage is increasingly difficult to obtain or maintain.

        While we currently have insurance for our business, directors and officers, and property and products, first- and third-party insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on our insurance policies may impact our future ability to obtain or maintain insurance coverage at reasonable costs, if at all.

        Budget or cash constraints may force us to delay our efforts to develop certain products in favor of developing others, which may prevent us from meeting our stated timetables and commercializing those products as quickly as possible.

        Because we are an emerging company with limited resources, and because research and development is an expensive process, we must regularly assess the most efficient allocation of our research and development resources. Accordingly, we may choose to delay our research and development efforts for a promising product candidate to allocate those resources to another program, which could cause us to fall behind our initial timetables for development. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all.

        We face certain litigation risks that could harm our business.

        We have had numerous lawsuits filed against us asserting various claims, including several securities class actions and a shareholder derivative lawsuit. The results of complex legal proceedings, such as these, are difficult to predict. Moreover, many of the complaints filed against us do not specify the amount of damages that the plaintiffs seek, and we therefore are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial position, liquidity or results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits could be quite significant, and certain costs, such as those below a deductible amount, are not covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management's time and attention away from business operations, which could harm our business.

        Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

        We had 265 employees as of January 31, 2004, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including Daniel G. Welch, our Chief Executive Officer and President, as well as the other principal members of our management. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional academic collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.

        Our indebtedness and debt service obligations may adversely affect our cash flow.

        Our annual debt service obligations on our currently outstanding notes are approximately $8.6 million per year in interest payments. We intend to fulfill our current debt service obligations, including repayment of the principal, both from cash generated by our operations and from our existing cash and investments. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our current debt service obligations, including repayment of the principal, we may have to delay or curtail research and development programs.

        We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

        Our indebtedness could have significant additional negative consequences, including:

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  requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our ability to obtain additional financing;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

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  placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

        If a change in control occurs, we may be required to redeem our 5.75% convertible subordinated notes due 2006.

        If there is a change in control of our company, the holders of our 5.75% convertible subordinated notes due 2006 may require us to redeem some or all of these notes. Although the indenture governing the these notes allows us in certain circumstances to pay the redemption price in shares of our common stock, if a change in control were to occur, we may not have sufficient funds to pay the redemption price for all the notes tendered. We have not established a sinking fund for payment of these notes, nor do we anticipate doing so.

Risks Related to our Common Stock

        We may fail to meet our publicly announced revenue and/or expense projections and/or other financial guidances, which would cause our stock to decline in value.

        There are a number of reasons why we might fail to meet our revenue and/or expense projections and/or other financial guidances, including, but not limited to, the following:

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  if only a subset of or no affected patients respond to therapy with any of our products or product candidates;

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  the actual dose or efficacy of the product for a particular condition may be different than currently anticipated;

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  the treatment regimen may be different in duration than currently anticipated;

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  treatment may be sporadic;

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  we may not be able to sell a product at the price we expect;

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  we may not be able to accurately calculate the number of patients using the product;

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  we may not be able to supply enough product to meet demand;

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  there may be current and future competitive products that have greater acceptance in the market than our products do;

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  we may decide to divest a product;

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  our development activities may proceed faster than planned; or

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  we may decide to expand our marketing and educational programs.

If we fail to meet our revenue and/or expense projections and/or other financial guidances for any reason, our stock would decline in value.

        Our stock price may be volatile, and an investment in our stock could decline in value.

        The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

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  our failure to meet our publicly announced revenue and/or expense projections and/or other financial guidances;

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  adverse results or delays in clinical trials;

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  actual or anticipated variations in quarterly operating results;

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  announcements of technological innovations;

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  our failure to commercialize additional FDA approved products;

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  our decision not to initiate a planned clinical trial;

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  new products or services offered by us or our competitors;

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  changes in financial estimates by securities analysts;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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  issuances of debt or equity securities; or

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  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the NASDAQ National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. Periods of volatility in the market price of a company's securities frequently results in securities class action and shareholder derivative litigation against that company. This type of litigation can result in substantial costs and a diversion of management's attention and resources, as discussed in more detail above.

        If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their own best interests and not necessarily those of other stockholders.

        At December 31, 2003, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 40% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their own best interests and not necessarily those of other stockholders.

        Substantial sales of shares may impact the market price of our common stock.

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or conversion of our 5.75% convertible subordinated notes due 2006, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then-prevailing market price of our common stock.

        We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In addition, some of the holders of common stock that are parties to our amended and restated investor rights agreement are entitled to registration rights.

        We have implemented anti-takeover provisions which could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

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  establish a classified board of directors so that not all members of our board may be elected at one time;

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  authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

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  limit who may call a special meeting of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

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  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits.

Number	Description
99.1	Press Release entitled "InterMune Announces Proposed Convertible Debt Offering," dated February 9, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.

Dated: February 9, 2004	By:	/s/ STEPHEN N. ROSENFIELD Stephen N. Rosenfield Executive Vice President of Legal Affairs

EXHIBIT INDEX

Number	Description
99.1	Press Release entitled "InterMune Announces Proposed Convertible Debt Offering," dated February 9, 2004.

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  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.